Exhibit 99.02

Contacts:	Investors	Media
	Kim Watkins	Abby Smith
	Intuit Inc.	Intuit Inc.
	650-944-3324	408-839-6028
	kim_watkins@intuit.com	abby_smith@intuit.com

Intuit Announces CFO Succession Plan

Sandeep Singh Aujla to Become CFO; Michelle Clatterbuck Announces Plans to Retire

MOUNTAIN VIEW, Calif.- February 23, 2023 – Intuit Inc. (Nasdaq: INTU), the global financial technology platform that makes TurboTax, Credit Karma, QuickBooks, and Mailchimp, named Sandeep Singh Aujla as Chief Financial Officer, effective August 1, 2023. Aujla has held senior finance positions at Intuit for 7 years and is currently the Senior Vice President of Finance for Intuit’s largest business unit, the Small Business and Self-Employed Group (SBSEG), and for Intuit’s Technology organization. Michelle Clatterbuck, who has served as CFO since February 2018, plans to step down as CFO on July 31, 2023.

“Michelle has announced her plan to retire from Intuit after 20 years with the company,” said Sasan Goodarzi, Intuit’s Chief Executive Officer. “Michelle has had tremendous impact during her tenure as CFO, with Intuit’s market cap and revenue more than doubling. Without question, Michelle’s legacy will endure.”

“Michelle has also developed an incredibly high-performing Finance team, including Sandeep, who is an accomplished finance professional and respected leader. I am thrilled for Sandeep to take on the CFO role and couldn’t be more confident in his ability to continue to advance our trajectory as a growth company,” said Goodarzi.

Aujla has a proven track record of taking on expanded finance roles during his 7 years at Intuit, including serving as a trusted operating and strategic partner to Alex Chriss, general manager of SBSEG. He was instrumental in the development and execution of the ecosystem-based strategy that helped accelerate SBSEG’s revenue growth from 13 percent in FY17 to 22 percent in FY22, excluding the Mailchimp acquisition. He also leads Finance for Intuit’s Technology organization, one of the largest investment areas for the company. His leadership has helped accelerate Intuit’s progress in becoming an AI-driven expert platform, driving efficiencies and scale. Prior to joining Intuit, Aujla held leadership roles in finance at Visa, and investment banking roles at Goldman Sachs and Morgan Stanley.

“I want to thank Michelle for her many contributions, congratulate her on her upcoming retirement and welcome Sandeep as the new CFO of Intuit,” said Goodarzi. “Sandeep will be an exceptional CFO as we continue to deliver our commitment to serving our customers while keeping our financial foundation stronger than ever.”

Intuit is the global financial technology platform that powers prosperity for the people and communities we serve. With more than 100 million customers worldwide using TurboTax, Credit Karma, QuickBooks, and Mailchimp, we believe that everyone should have the opportunity to prosper. We never stop working to find new, innovative ways to make that possible. Please visit us at Intuit.com and find us on social for the latest information about Intuit and our products and services.